Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of Huntington Bancshares Incorporated (“Huntington”) and TCF Financial Corporation (“TCF”) as an acquisition by Huntington of TCF. The merger of TCF with and into Huntington (the “merger”) was announced on December 13, 2020, and provides that each share of common stock, par value $1.00 per share, of TCF (“TCF common stock”) issued and outstanding immediately prior to the effective time of the merger (the “effective time”) (other than certain shares held by Huntington or TCF) will be automatically converted into the right to receive 3.0028 shares (the “exchange ratio” and such shares, the “merger consideration”) of common stock, par value $0.01 per share, of Huntington (“Huntington common stock”). In addition, at the effective time, each share of 5.70% Series C Non-Cumulative Perpetual Preferred Stock, no par value, of TCF (“TCF series C preferred stock”) issued and outstanding immediately prior to the effective time will be automatically converted into the right to receive one share of a newly created series of preferred stock of Huntington (the “new Huntington preferred stock”).

The unaudited pro forma condensed combined financial information have been prepared to give effect to the following:

•

The acquisition of TCF by Huntington under the provision of the Financial Accounting Standards Board (FASB) Accounting Standards Codification, ASC 805, “Business Combinations” where the assets and liabilities of TCF will be recorded by Huntington at their respective fair values as of the date the merger is completed;

•	The distribution of shares of Huntington common stock to TCF’s shareholders in exchange for shares of TCF common stock (based upon a 3.0028 exchange ratio);

•	The divestiture of certain TCF deposits and loans in satisfaction of commitments to the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Reserve Board;

•	Certain reclassifications to conform historical financial statement presentation of TCF to Huntington; and

•	Transaction costs in connection with the merger.

The following unaudited pro forma condensed combined financial information and related notes are based on and should be read in conjunction with (i) the historical audited consolidated financial statements of Huntington and the related notes included in Huntington’s Annual Report on Form 10-K for the year ended December 31, 2020, and the historical unaudited condensed consolidated financial statements of Huntington and the related notes included in Huntington’s Quarterly Report on Form 10-Q for the period ended March 31, 2021, and (ii) the historical audited consolidated financial statements of TCF and the related notes included in TCF’s Annual Report on Form 10-K for the year ended December 31, 2020, and the historical unaudited consolidated financial statements of TCF and the related notes included in TCF’s Quarterly Report on Form 10-Q for the period ended March 31, 2021.

The unaudited pro forma condensed combined income statements for the three-month period ended March 31, 2021 and for the year ended December 31, 2020 combine the historical consolidated income statements of Huntington and TCF, giving effect to the merger as if it had been completed on January 1, 2020. The accompanying unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the historical consolidated balance sheets of Huntington and TCF, giving effect to the merger as if it had been completed on March 31, 2021.

The unaudited pro forma condensed combined financial information is provided for illustrative information purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. The pro forma financial information has been prepared by Huntington in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 21, 2020.

The unaudited pro forma condensed combined financial information also does not consider any potential effects of changes in market conditions on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the final purchase price allocation.

As of the date of these pro formas, Huntington has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the TCF assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets and certain financial assets and financial liabilities. Accordingly, apart from the aforementioned, certain TCF assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. A final determination of the fair value of TCF’s assets and liabilities will be based on TCF’s actual assets and liabilities as of the closing date. Actual adjustments may differ from the amounts reflected in the unaudited pro forma condensed combined financial information, and the differences may be material.

Further, as of the date of these pro formas, a detailed review of TCF’s accounting policies is still ongoing. Differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined company’s financial information.

The pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information.

A final determination of the fair value of TCF’s assets and liabilities will be based on TCF’s actual assets and liabilities as of the closing date. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact the combined company’s statement of income. The final purchase consideration allocation may be materially different than the preliminary purchase consideration allocation presented in the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of March 31, 2021

			Transaction Accounting Adjustments				Pro forma Condensed Combined
(dollars in millions)	Historical Huntington	Historical TCF	Reclasses Note 2	Pro forma Adjustments	Note 4	Divestiture Note 6
Assets
Cash and due from banks	$1,096	$586	$—	$—		$—	$1,682
Interest-bearing deposits in the Federal Reserve Bank	7,493	282				(700)	7,075
Interest-bearing deposits in banks	52	182					234
Trading account securities	51	—					51
Available-for-sale securities	19,375	8,404	493				28,272
Held-to-maturity securities	7,815	210	(207)	4	A		7,822
Other securities	411	358					769
Loans held for sale	1,537	108					1,645
Loans and leases	80,230	36,221	(286)	(105)	B	(275)	115,785
Allowance for loan and lease losses	(1,703)	(505)		(168)	C		(2,376)

Net loans and leases	78,527	35,716	(286)	(273)		(275)	113,409
Bank owned life insurance	2,581	—	179				2,760
Premises and equipment	747	455		(48)	D		1,154
Goodwill	1,990	1,380		1,874	E		5,244
Servicing rights and other intangible assets	480	194		(33)	F		641
Other assets	3,613	1,585	(179)	(33)	G		4,986

Total Assets	$125,768	$49,460	$—	$1,491		$(975)	$175,744

Liabilities and Shareholders’ Equity
Deposits	$102,184	$39,787	$—	$6	H	$(975)	$141,002
Short-term borrowings	219	1,426					1,645
Long-term debt	7,210	1,519		57	I		8,786
Other liabilities	2,555	1,136		118	J		3,809

Total Liabilities	112,168	43,868	—	181		(975)	155,242

Shareholder’s Equity:
Preferred stock	2,676	169		16	K		2,861
Common stock	10	153		(148)	L		15
Capital surplus	8,806	3,467		3,526	M		15,799
Less treasury shares, at cost, and other	(59)	(30)		30	N		(59)
Accumulated other comprehensive gain (loss)	(56)	3		(3)	N		(56)
Retained earnings	2,223	1,802		(2,111)	O		1,914

Total Shareholders’ Equity	13,600	5,564	—	1,310		—	20,474
Non-controlling interests in consolidated subsidiaries	—	28		—			28

Total Equity Capital	13,600	5,592	—	1,310		—	20,502

Total Liabilities and Shareholders’ equity	$125,768	$49,460	$—	$1,491		$(975)	$175,744

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

For the Three Months Ended March 31, 2021

			Transaction Accounting Adjustments			Pro forma Condensed Combined
(dollars in millions)	Historical Huntington	Historical TCF	Reclassifications Note 2	Pro forma Adjustments	Note 5
Interest and fee income:
Loans and leases	$752	$361	$—	$2	A	$1,115
Investment securities	104	42	—	—	B	146
Other	13	3	—	—		16

Total interest income	869	406	—	2		1,277

Interest expense:						—
Deposits	11	14	—	—	C	25
Borrowings	(114)	10	—	7	D	(97)

Total interest expense	(103)	24	—	7		(72)

Net interest income	972	382	—	(5)		1,349
Provision for credit losses	(60)	21	—	—		(39)

Net interest income after provision for credit losses	1,032	361	—	(5)		1,388

Service charges on deposit accounts	69	26	—	—		95
Cards and payment processing income	65	25	—	—		90
Trust and investment management services	52	7	—	—		59
Mortgage banking income	100	21	—	—		121
Leasing income	—	36	—	—		36
Capital markets fees	29	—	5	—		34
Insurance income	27	—	—	—		27
Bank owned life insurance income	16	—	2	—		18
Gain on sale of loans and leases	3	6	—	—		9
Net (losses) gains on sales of securities	—	—	—	—		—
Other income	34	11	(7)	8	F	46

Total noninterest income	395	132	—	8		535

Personnel costs	468	174	—	—		642
Outside data processing and other services	115	—	21	—		136
Equipment	46	52	(26)	—		72
Net occupancy	42	—	26	(1)	G	67
Lease financing equipment depreciation	—	20	—	—		20
Professional services	17	—	8	—		25
Amortization of intangibles	10	—	5	(1)	H	14
Marketing	14	—	7	—		21
Deposit and other insurance expense	8	—	6	—		14
Merger-related expenses	—	16	—	—		16
Other expense	73	86	(47)	—		112

Total noninterest expense	793	348	—	(2)		1,139

Income before income taxes	634	145	—	5		784
Provision for income taxes	102	20	—	1	K	123

Income before minority interest	532	125	—	4		661
Income attributable to minority interest	—	2	—	—		2

Net income	532	123	—	4		659
Dividends on preferred shares	31	2	—	—		33

Net income applicable to common shares	$501	$121	$—	$4		$626

Earnings per common share	$0.49	$0.79				$0.42
Diluted earnings per common share	0.48	0.79				$0.42
Weighted average common shares	1,017,512	152,159				1,474,415	L
Diluted average common shares	1,041,003	152,541				1,499,052	L

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

For the Year Ended December 31, 2020

			Transaction Accounting Adjustments			Pro forma Condensed Combined
(dollars in millions)	Historical Huntington	Historical TCF	Reclassifications Note 2	Pro forma Adjustments	Note 5
Interest and fee income:
Loans and leases	$3,085	$1,575	$—	43	A	$4,703
Investment securities	513	161	—	(2)	B	672
Other	49	30	—	—		79

Total interest income	3,647	1,766	—	41		5,454

Interest expense:
Deposits	197	167	—	4	C	368
Borrowings	226	60	—	31	D	317

Total interest expense	423	227	—	35		685

Net interest income	3,224	1,539	—	6		4,769
Provision for credit losses	1,048	257	—	297	E	1,602

Net interest income after provision for credit losses	2,176	1,282	—	(291)		3,167

Service charges on deposit accounts	301	113	—	—		414
Cards and payment processing income	248	89	—	—		337
Trust and investment management services	189	26	—	—		215
Mortgage banking income	366	11	42	—		419
Leasing income	—	143	—	—		143
Capital markets fees	125	—	21	—		146
Insurance income	97	—	—	—		97
Bank owned life insurance income	64	—	5	—		69
Gain on sale of loans and leases	42	87	(73)	—		56
Net (losses) gains on sales of securities	(1)	2	—	—		1
Other income	160	45	5	30	F	240

Total noninterest income	1,591	516	—	30		2,137

Personnel costs	1,692	703	—	—		2,395
Outside data processing and other services	384	—	85	—		469
Equipment	180	210	(93)	—		297
Net occupancy	158	—	93	(3)	G	248
Lease financing equipment depreciation	—	73	—	—		73
Professional services	55	—	25	—		80
Amortization of intangibles	41	—	22	(4)	H	59
Marketing	38	—	26	—		64
Deposit and other insurance expense	32	—	24	—		56
Merger-related expenses	—	204	—	51	I	255
Other expense	215	337	(182)	50	J	420

Total noninterest expense	2,795	1,527	—	94		4,416

Income before income taxes	972	271	—	(355)		888
Provision for income taxes	155	40	—	(79)	K	116

Income before minority interest	817	231	—	(276)		772
Income attributable to minority interest	—	7	—	—		7

Net income	817	224	—	(276)		765
Dividends on preferred shares	100	10	—	—		110

Net income applicable to common shares	$717	$214	$—	$(276)		$655

Earnings per common share	$0.71	$1.40				$0.44
Diluted earnings per common share	0.69	1.40				$0.44
Weighted average common shares	1,017,117	151,812				1,472,979	L
Diluted average common shares	1,032,683	151,888				1,488,771	L

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined income statement for the three months ended March 31, 2021 and for the year ended December 31, 2020 combine the historical consolidated income statement of Huntington and TCF, giving effect to the merger as if it had been completed on January 1, 2020. The accompanying unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the historical consolidated balance sheets of Huntington and TCF, giving effect to the merger as if it had been completed on March 31, 2021.

The unaudited pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger involving Huntington and TCF under the acquisition method of accounting with Huntington treated as the acquirer. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined company had the companies actually been combined at the beginning of each period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company. Under the acquisition method of accounting, the assets and liabilities of TCF, as of the effective time of the merger, will be recorded by Huntington at their respective fair values, and the excess of the merger consideration over the fair value of TCF’s net assets will be allocated to goodwill.

The merger provides for TCF common shareholders to receive 3.0028 shares of Huntington common stock for each share of TCF common stock they hold immediately prior to the merger. Based on the closing trading price of shares of Huntington common stock on the NASDAQ on June 8, 2021, the value of the merger consideration per share of TCF common stock was $45.67. In addition, each share of TCF’s series C preferred stock will be converted into the right to receive a share of new Huntington preferred stock.

The pro forma allocation of the purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded after the merger is completed. Adjustments may include, but are not be limited to, changes in (i) TCF’s balance sheet through the effective time of the merger; (ii) the aggregate value of merger consideration paid if the number of shares of TCF common stock outstanding at the time of the merger varies from the number of shares outstanding as of March 31, 2021; (iii) total merger related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

The accounting policies of both Huntington and TCF are in the process of being reviewed in detail. Upon completion of such review, additional conforming adjustments or financial statement reclassification may be necessary.

Note 2. Reclassification Adjustments

During the preparation of the unaudited pro forma condensed combined financial information, management performed a preliminary analysis of TCF’s financial information to identify differences in accounting policies and differences in balance sheet and income statement presentation as compared to the presentation of Huntington. As of the date of these unaudited pro formas, a detailed review of TCF’s accounting policies is still ongoing. Differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined company’s financial information. The adjustments represent Huntington’s best estimates based upon the information currently available to Huntington and could be subject to change once more detailed information is available.

Note 3. Preliminary Purchase Price Allocation

The following table summarizes the determination of the purchase price consideration:

(dollars in millions, except per share data, shares in thousands)
Shares of TCF on June 8, 2021	152,581
Exchange ratio	3.0028

Huntington shares issued	458,170
Price per share of Huntington common stock on June 8, 2021	$15.21

Fair value of common stock	$6,969
Fair value of equity awards	29
Fair value of preferred stock exchange	185

Total purchase price consideration	$7,183

Preliminary goodwill	$3,254

TCF Net Assets at Fair Value	March 31, 2021
Assets
Cash and deposits	$1,050
Investment and other securities	9,262
Loans held for sale	108
Loans and leases	35,394
Servicing rights and other intangible assets	161
Other assets	1,959

Total Assets	47,934
Liabilities and Equity
Deposits	39,793
Short-term borrowings	1,426
Long-term debt	1,576
Other liabilities	1,182

Total liabilities	43,977

Non-controlling interest	28

Total liabilities and equity	44,005

Net assets acquired	3,929

Preliminary goodwill	$3,254

Note 4. Pro Forma Adjustments to the Unaudited Condensed Combined Balance Sheets

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All taxable adjustments were calculated using a 22.4% tax rate, which represents the blended statutory rate, to arrive at deferred tax asset or liability adjustments. All adjustments are based on preliminary assumptions and valuations, which are subject to change.

A.	Adjustment to securities classified as held-to maturity to reflect the estimated fair value of the acquired investment securities.

B.

Adjustment to loans and leases reflect estimated fair value adjustments, which include lifetime credit loss expectations for loans and leases, current interest rates and liquidity. The adjustment includes the following:

March 31, 2021
(dollars in millions)
Reversal of historical TCF loan and lease fair value adjustments	$81
Estimate of lifetime credit losses on acquired loans and leases	(673)
Estimate of fair value related to current interest rates and liquidity	51

Net fair value pro forma adjustments	(541)
Gross up of PCD loans and leases for credit mark - See C below for Allowance	436

Cumulative pro forma adjustments to loans and leases	$(105)

For purposes of pro forma presentation, the fair value adjustment is being recognized over a weighted average period of 2 years for commercial loans and leases and 5 years for consumer loans in Interest and fee income—Loans and leases.

C.	Adjustments to the allowance for loan and lease losses include the following:

March 31, 2021
(dollars in millions)
Reversal of historical TCF allowance for loan and lease losses	$(505)
Estimate of lifetime credit losses for PCD loans and leases	436
Estimate of lifetime credit losses for non-PCD loans and leases	237

Net change in allowance for loan and lease losses	$168

D.	Adjustment to property and equipment to reflect the estimated fair value of acquired premises and equipment.

E.	Eliminate the historical TCF goodwill of $1.4 billion at the closing date and record estimated preliminary goodwill associated with the merger of $3.3 billion.

F.

Eliminate the historical TCF other intangibles of $149 million and record an estimated core deposit intangible of $94 million, trust relationship intangible of $6 million and a valuation adjustment to mortgage servicing rights of $16 million related to the merger.

G.	Adjustment to other assets to reflect the estimated fair value of software.

H.	Adjustment to deposits to reflect the estimated fair value of certificates of deposits.

I.	Adjustment to long-term debt to reflect the estimated fair value of TCF long-term debt.
J.

Net adjustment to other liabilities of $118 million reflects estimated fair value adjustments for deferred taxes related to acquisition accounting adjustments, assumption of contractual obligations, merger-related transaction costs, estimate of the fair value of accrued expenses and other liabilities and the foundation contribution. The net adjustment also includes an estimated expected allowance for unfunded lending commitments.

K.	Adjustment to preferred shares to reflect the estimated fair value of the TCF series C preferred stock and its conversion to new Huntington preferred stock.

L.	Adjustments to common stock to eliminate TCF common stock of $153 million par value and record the issuance of Huntington common stock to TCF common shareholders of $5 million par value.

M.	Adjustments to capital surplus to eliminate TCF capital surplus of $3.5 billion and record the issuance of Huntington common stock in excess of par value to TCF common shareholders of $7.0 billion.

N.	Adjustment to eliminate TCF treasury shares, at cost, and other of $30 million and TCF accumulated other comprehensive gain of $3 million.

O.	Adjustment to eliminate TCF retained earnings of $1.8 billion offset by purchase accounting adjustments included herein.

Note 5. Pro Forma Adjustments to the Unaudited Condensed Combined Income Statements

A.

Net adjustments to interest income of $2 million and $43 million for the three-month period ended March 31, 2021 and the year ended December 31, 2020, respectively, to eliminate TCF accretion of discounts on previously acquired loans and leases and record the estimated accretion of the net discount on acquired loans and leases.

B.

Net adjustments to interest income of $— million and $(2) million for the three-month period ended March 31, 2021 and the year ended December 31, 2020, respectively, to record the estimated amortization of the premium on acquired held-to-maturity securities.

C.

Net adjustment to reflect interest expense on deposits of $— million and $4 million for the three-month period ended March 31, 2021 and the year ended December 31, 2020, respectively, to eliminate the TCF discount accretion on previously acquired deposits and to record the estimated amortization of the deposit premium on acquired interest-bearing deposits.

D.

Net adjustment to reflect interest expense on borrowings of $7 million and $31 million for the three-month period ended March 31, 2021 and the year ended December 31, 2020, respectively, to eliminate the TCF discount accretion on previously acquired debt and to record the estimated amortization of premium on long-term debt.

E.	Adjustment to record provision expense of $297 million related to TCF’s non-PCD loans and leases and allowance for unfunded lending commitments.

F.	Adjustment to reflect the amortization of liability related to the assumption of contractual obligations over expected life of two years.

G.

Adjustment to occupancy expense of $(1) million and $(3) million for the three-month period ended March 31, 2021 and the year ended December 31, 2020, respectively, to reflect reduction of depreciation expense as a result of estimated fair value on acquired property. Average life of the depreciable assets will be twelve years.

H.

Net adjustments to intangible amortization of $(1) million and $(4) million for the three-month period ended March 31, 2021 and the year ended December 31, 2020, respectively, to eliminate TCF amortization on other intangible assets and record estimated amortization of acquired other intangible assets. Core deposit intangibles will be amortized on an accelerated basis over ten years. Trust relationship intangible assets will be amortized using the sum-of-the-year-digits over twelve years.

			Amortization Expense
(dollars in millions)	Estimated Fair Value	Useful Life (years)	Year ended December 31, 2020	Three-month period ended March 31, 2021
Core deposit intangible	$94	10	$17	$4
Trust relationship intangible	6	12	1	—

	$100		18	4
Historical amortization expense			(22)	(5)

Pro forma net adjustment to amortization			$(4)	$(1)

Amortization for next five years
Remainder of 2021	$12
2022	14
2023	13
2024	11
2025	9

I.	Adjustment to reflect the merger-related transaction costs of $51 million.

J.	Adjustment to reflect Huntington’s committed contribution of $50 million to establish a new Huntington Donor Advised Fund at the Community Foundation for Southeast Michigan.

K.	Adjustment to income tax expense to record the income tax effects of pro forma adjustments at the estimated combined statutory federal and state rate at 22.4%.

L.

Adjustments to weighted-average shares of Huntington common stock outstanding to eliminate weighted-average shares of TCF common stock outstanding and record shares of Huntington common stock outstanding, calculated using an exchange ratio of 3.0028 per share for all shares.

Note 6. Divestitures in Connection with the Merger

In connection with the merger, TCF National Bank has entered into a definitive purchase and assumption agreement to sell 14 banking centers in Michigan to Horizon Bank, the wholly owned subsidiary of Michigan City, IN-based Horizon Bancorp, Inc. The branches, with approximately $975 million in total deposits and $275 million in total loans are being divested in satisfaction of commitments to the Antitrust Division of the DOJ and the Federal Reserve Board in connection with Huntington’s proposed acquisition of TCF. The divestiture is expected to close by the end of the third quarter in 2021, subject to regulatory approval and other customary closing conditions. As such, these divestitures are included in the unaudited pro forma condensed combined financial information.